UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 4, 2006

Pacific Biometrics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 West Harrison St., Seattle, Washington		98119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-298-0068

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

Private Placement in March and April 2006

On April 4, 2006, Pacific Biometrics, Inc. closed on $500,000 in gross proceeds from a private placement of shares of common stock and stock purchase warrants. This closing was in addition to the $3,800,065 in gross proceeds from the closing on March 8, 2006 in the private placement. Total proceeds from the two closings were approximately $4.3 million.

In the private placement, Pacific Biometrics offered and sold the shares and stock purchase warrants together as detachable units, based on a price of $1.35 per share. The stock purchase warrants have an exercise price of $1.60 per share, are exercisable beginning September 8, 2006 and have a 5-1/2 year term, expiring September 8, 2011. The $4.3 million raised in the private placement resulted in the sale and issuance to the investors a total of 3,185,231 shares of common stock and warrants to purchase an additional 955,566 shares of common stock. The private placement shares and warrants were offered and sold solely to accredited investors in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

Midtown Partners & Co., LLC acted as the sole placement agent in the private placement. In connection with the private placement, Pacific Biometrics paid to Midtown Partners consideration consisting of (a) a cash sales commission of $304,005 (representing 8% of the gross proceeds raised in the private placement), (b) warrants to purchase 225,189 shares of common stock (representing 8% of the aggregate number of shares of common stock sold in the private placement), with each warrant having an exercise price of $1.60 per share, exercisable beginning September 8, 2006 and expiring on March 8, 2013, and (c) legal fees and due diligence fees of $15,000.

Under the terms of the financing, Pacific Biometrics agreed to prepare and file a resale registration statement with the Securities and Exchange Commission for the shares sold in the private financing and the shares underlying the warrants. Specifically, Pacific Biometrics is obligated to (a) file a registration statement with the SEC on or before April 7, 2006, and (b) use its reasonable best efforts to have the registration statement declared effective not later than June 6, 2006 (or by August 5, 2006 if the registration statement is reviewed by the SEC). If the registration statement is not declared effective within these time frames, the investors will be entitled to monetary liquidated damages equal to 1.0% of the total amount invested by such investor in the private placement, plus an additional 1.0% liquidated damages for each 30-day period thereafter, up to a maximum liquidated damages amount of not more than 9% of the amount invested by each investor. Pacific Biometrics is obligated to maintain the effectiveness of the registration statement for up to two years.

Also, under the terms of the private placement, Pacific Biometrics granted the investors "most favored nations" rights. Specifically, during the 18-month period after the registration statement is declared effective, if Pacific Biometrics consummates another private equity or equity-linked financing (subject to certain exceptions) with a common stock price less than $1.35 per share, the investors will have the right to exchange any remaining shares that they purchased in this private placement for the securities offered in the new financing.

Voluntary Exchange and Cancellation of Series A Preferred Stock

At a meeting of the Board of Directors on February 7, 2006, the Board authorized Pacific Biometrics to offer to the holders of the outstanding 1,550,000 shares of Series A preferred stock the opportunity to exchange their shares of Series A preferred stock into common stock. The proposed exchange rate for the Series A preferred stock is based on a price of $1.73 per share, which represents the highest ten trading day average during the first 30 days after the quarterly results for the second quarter of fiscal 2006 were released (provided that at least 12,000 shares must have traded during the day in order for any day to qualify in the average), beginning February 16, 2006. The number of shares of common stock issuable on exchange will equal the total cash consideration originally paid by the Series A preferred holders (aggregate amount of $3,100,000) divided by the exchange rate. Accordingly, at a rate of $1.73, the 1,550,000 shares of Series A preferred stock would be exchanged into a total of 1,791,907 shares of common stock.

In early April 2006, the holders of the outstanding shares of Series A preferred stock entered into an agreement with Pacific Biometrics agreeing to voluntarily exchange their shares of Series A preferred stock based on the terms described above. The effective date of the exchange is March 31, 2006. Accordingly, upon delivery to Pacific Biometrics of the Series A preferred stock certificates for cancellation, Pacific Biometrics will issue 1,791,907 shares of common stock upon exchange and the outstanding 1,550,000 shares of Series A preferred stock will be cancelled.

By the terms of the Series A preferred stock, the 1,550,000 shares of Series A preferred stock were convertible on a 1:3 basis into 516,666 shares of common stock at any time at the election of the holders, and would be required to convert only when the closing price of the common stock is at least $8.00 or more for 30 consecutive trading days. The terms of the voluntary exchange results in the issuance of 1,275,241 shares more than pursuant to the original conversion terms of the Series A preferred stock.

In connection with the voluntary exchange, Pacific Biometrics agreed to prepare and file a resale registration statement with the Securities and Exchange Commission for the 1,791,907 shares of common stock issued upon exchange.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biometrics, Inc.

April 7, 2006	By:	/s/ Mario R. Ehlers

Name: Mario R. Ehlers
Title: Chief Medical Officer